CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated December 23, 2014, with respect to the financial statements of Wells Fargo Advantage Emerging Markets Local Bond Fund, Wells Fargo Advantage International Bond Fund, and Wells Fargo Advantage Strategic Income Fund (collectively referred to as the Wells Fargo Advantage Income Funds), three of the funds comprising the Wells Fargo Funds Trust, as of October 31, 2014, incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 25, 2015